                                                                     Exhibit 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                              OF EMCORE CORPORATION

                  Reuben F. Richards, Jr., being over the age of eighteen and acting as a duly authorized officer of Emcore Corporation and by virtue of the provisions of the New Jersey Business Corporation Act, Title 14A of the Revised Statutes of the State of New Jersey, hereby certifies that the Restated Certificate of Incorporation of Emcore Corporation is as follows:

                  FIRST:  The name of the Corporation is:

                          EMCORE Corporation

                  SECOND: The purpose for which this Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                  THIRD:  The registered office of the Corporation is:

                          394 Elizabeth Avenue
                          Somerset, NJ  08873

and the name of the corporation's registered agent at such address is:

                          Thomas G. Werthan

                  FOURTH: The total number of shares of Capital Stock of the Corporation shall be 55,882,352 shares of which:

                  A. Of the Capital Stock, 50,000,000 shares shall consist of Common Stock which shall be entitled to one vote per share of all matters which holders of the Common Stock shall be entitled to vote on.

                  B. Of the Capital Stock, 5,882,352 shares shall consist of Preferred Stock which may be divided into such classes and such series as shall be established from time to time by resolutions of the Board of Directors and filed as an amendment to this Certificate of Incorporation, without any requirement of vote or class vote of shareholders. The Board of Directors shall have the right and power to establish and designate in any such Class or Series Resolution such priorities, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as it shall determine.

                  The priorities, powers, preferences and relative, participating optional or other special rights and qualifications, limitations and restrictions of the Class of Preferred Stock



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designated "Series I Redeemable Convertible Preferred Stock" are as set forth in this Article Fourth and in Exhibit A to this Restated Certificate of Incorporation.

                  FIFTH: A. The Board of Directors presently consists of nine
(9) persons and the names and addresses of the persons who serve on the Board of Directors are as follows:

        Name                                         Address
        ----                                         -------

Reuben F. Richards, Jr.                       394 Elizabeth Avenue
                                              Somerset, NJ 08873

Thomas G. Werthan                             394 Elizabeth Avenue
                                              Somerset, NJ 08873

Richard A. Stall                              394 Elizabeth Avenue
                                              Somerset, NJ 08873

Thomas J. Russell                             Two North Tamiami Trail
                                              Sarasota, Florida 34236

Robert Louis-Dreyfus                          c/o Harborstone Capital
                                              152 West 57th Street, 21st Floor
                                              New York, NY 10019

Hugh H. Fenwick                               400 Mendham Road
                                              Bernardsville, NJ 07924

John J. Hogan                                 c/o Harborstone Capital
                                              152 West 57th Street, 21st Floor
                                              New York, N.Y. 10019

Shigeo Takayama                               1-1-13 Shinjuku
                                              Shinjuku, Tokyo 160
                                              Japan

Charles Scott                                 c/o Cordiant PLC
                                              83-89 Whitfield Street
                                              London, WIA-4XA
                                              United Kingdom

                  B. The number of directors constituting the entire Board of Directors shall be not less than six nor more than twelve as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further,



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that the number of directors constituting the entire Board of Directors shall be nine unless and until otherwise fixed by the vote of not less than 66 2/3% of the entire Board of Directors. The phrase "66 2/3% of the entire Board of Directors" as used in this Restated Certificate of Incorporation shall be deemed to refer to 66 2/3% of the number of directors constituting the Board of Directors as provided in or pursuant to this Section B of this Article Fifth, without regard to any vacancies then existing.

                  C. At the 1999 Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, the first class to expire at the 2002 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2001 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2000 Annual Meeting of Shareholders. Commencing with the 2000 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director's successor is elected and has qualified. Any vacancies in the Board of Directors for any reason and any created directorships resulting from any increase in the number of directors may be filled by the vote of not less than 66 2/3% of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election, of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

                  D. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Restated Certificate of Incorporation of the Corporation or the By-Laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section D of this Article Fifth shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

                  E. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of


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the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Fifth.

                  SIXTH: Neither a Director nor an Officer shall be liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a Director or an Officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in the receipt of such person of an improper personal benefit.

                  SEVENTH: Intentionally Left Blank.

                  EIGHTH: The Board of Directors by a vote of a majority of the entire Board may lend money to, guarantee any obligation of or otherwise assist any officer or employee of the Corporation who is also a director provided that such loan shall be adequately secured and no such loan, guarantee or other assistance shall be made unless there shall be an appropriate business purpose.

                  NINTH: The Corporation shall indemnify every officer and director of the Corporation to the full extent permitted by law.

                  TENTH: A. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article Tenth, a Business Combination shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

                  B. The provisions of Section A of this Article Tenth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following paragraphs (1) or (2) are met:

                  (1) The Business Combination shall have been approved by two-thirds of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder (as hereinafter defined) to become an Interested Stockholder.

                  (2) All of the following conditions shall have been met:



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                  (a) The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

                           (i) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) offered or paid by or on behalf of the Interested Stockholder for shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher;

                           (ii) the Fair Market Value per share of Common Stock
                  on the Announcement Date or on the Determination Date, whichever is higher; and

All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, recapitalizations, combination of shares or similar events.

                  (b) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

                           (i) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) offered or paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date or in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher;

                           (ii) the Fair Market Value per share of such class or
                  series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                           (iii) (if applicable) the highest preferential amount
                  per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.



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All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, recapitalizations, combination of shares or similar events. The provisions of this sub-paragraph (2)(b) shall be required to be met with respect to every class or series of outstanding Capital Stock, other than Common Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                  (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously had been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

                  (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

                           (i) except as approved by a majority of the
                  Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;

                           (ii) there shall have been no reduction in the annual
                  rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors;

                           (iii) there shall have been an increase in the annual
                  rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and

                           (iv) such Interested Stockholder shall not have
                  become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage of beneficial ownership of any class or series of Capital Stock.

                  (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided




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

         by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than any Interested Stockholder and any Affiliate or Associate (as hereinafter defined), of any Interested Stockholder, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                  (g) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

                  C.  For the purposes of this Article Tenth

                  (1) The term "Business Combination" shall mean:

                  (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value of 10% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year; provided that the sale or other dispositions of securities of the Corporation to anyone other than an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder shall not be deemed in itself to be a Business Combination; or



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                  (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                  (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                  (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

                  (2) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article Fourth of this Restated Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

                  (3) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

                  (4) The term "Interested Stockholder" shall mean any person (other than the Corporation, any Subsidiary, any pension, retirement, profit-sharing employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity or any person who on January 1, 1999 was the beneficial owner, directly or indirectly, of more than 10% of the Common Stock of the Corporation) who (a) acquires and beneficially owns Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question acquired and beneficially owned Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

                  (5) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
(c) which are beneficially owned, directly or





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indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (4) of this section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of paragraph (5) of this section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (6) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on January 1, 1999.

                  (7) The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (4) of this section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

                  (8) The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation (the "Board") who is not an Affiliate or Associate or representative of an Interested Stockholder in question in connection with a particular Business Combination and either: (a) was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder; or (b) is or was recommended or elected to fill a vacancy on the Board, however caused, by at least three-quarters of the Continuing Directors.

                  (9) The term "Fair Market Value" shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                  (10) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in sub-paragraphs (2)(a) and (2)(b) of section B of this Article Tenth shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.



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                  D. The Board of Directors shall have the power and duty to determine for the purposes of this Article Tenth, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of more than 10% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year. Any such determination made in good faith shall be binding and conclusive on all parties.

                  E. Nothing contained in this Article Tenth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                  F. The fact that any Business Combination complies with the provisions of section B of this Article Tenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

                  G. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Tenth.

                  ELEVENTH: This Corporation shall have perpetual existence.

                  IN WITNESS, the undersigned has set his hand this 31st day of March 1999.

                             /s/ Reuben F. Richards, Jr.
                             ----------------------------
                             Reuben F. Richards, Jr.
                             President













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

                                    EXHIBIT A
                                    ---------

                 SERIES I REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           $.0001 PAR VALUE PER SHARE

                                       OF

                               EMCORE CORPORATION

                  1. NUMBER OF SHARES AND DESIGNATION. 2,000,000 shares of the Preferred Stock, $.0001 par value per share, of the Company are hereby constituted as a series of the Preferred Stock designated as Series I Preferred Stock (the "Series I Preferred Stock"). The Series I Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up of the Company.

                  2. DEFINITIONS. For purposes of the Series I Preferred Stock, the following terms shall have the meanings indicated.

                           "Board of Directors" shall mean the board of
                  directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series I Preferred Stock.

                           "Business Day" shall mean any day other than a
                  Saturday, Sunday or a day on which banking institutions in the city of New York are authorized or obligated by law or executive order to close.

                           "Change in Control" shall have the meaning set forth
                  in Section 8 hereof.

                           "Closing Price" of the Common Stock on any day shall
                  mean on such day the reported last sales price, regular way, for the Common Stock or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, for the Common Stock, in either case, as reported on the National Market system of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ National Market") or, if the Common Stock is not quoted on the NASDAQ National Market, on such national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices for the Common Stock on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for the Common Stock on each such date shall not have been reported by NASDAQ, the average of the bid and asked prices of the Common Stock for such day as furnished by any NASD member firm regularly making a market in the Common Stock selected for such purpose by the Board of Directors or, if no such quotations are available, the fair market value of the Common Stock furnished by any NASD member firm selected from time to time by the Board of Directors for that purpose.

                           "Common Stock" shall mean the common stock of the
                  Company, no par value per share.

                           "Conversion Price" shall mean the conversion price
                  per share of Common Stock into which the Series I Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial Conversion Price will be $14.00 (equivalent to the conversion rate of one share of Common Stock for each share of Series I Preferred Stock).

                           "Current Market Price" per share of Common Stock on
                  any date shall mean the average of the daily Closing Prices for the 20 consecutive Trading Dates commencing 30 Trading Dates before the date of determination.

                           "dividend payment date" shall have the meaning set
                  forth in Section 3(a) hereof.

                           "dividend payment record date" shall have the meaning
                  set forth in Section 3(a) hereof.

                           "Dividend Period" shall mean quarterly dividend
                  periods commencing on March 31, June 30, September 30 and December 31, and continuing through and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date).

                           "Issue Date" shall mean the first date on which
                  shares of Series I Preferred Stock are issued.

                           "Person" shall mean any individual, firm,
                  partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                           "Trading Date" or "Trading Day" with respect to
                  Common Stock means (i) if the Common Stock is quoted on the NASDAQ National Market, or any similar system of automated dissemination of quotations of securities prices, a day on which trades may be made on such system, (ii) if the Common Stock is listed or admitted for trading on a national securities exchange, a day or on which such national securities exchange is open for business, (iii) if not quoted as described in clauses (i) or (ii), days on which quotations are reported by the National Quotation Bureau Incorporated, or
                  (iv) otherwise, any Business Day.

                           "Transaction" shall have the meaning set forth in
                  Section 7(a) hereof.

                           "Transfer Agent" means the Company or such other
                  agent or agents of the Company as may be designated by the Board of Directors from time to time as the transfer agent for the Series I Preferred Stock.

                  3.       DIVIDENDS.

                           (a) The holders of shares of the Series I Preferred
Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at an annual rate of 2% of the liquidation preference per share (an amount initially equivalent to $.28 per annum per share) of Series I Preferred Stock, payable at the option of the Company in cash or additional duly and validly issued, fully paid and non-assessable shares of Series I Preferred Stock, free from all taxes, liens and charges with respect to the issuance thereof, which will be valued at the liquidation preference (without giving effect to accrued and unpaid dividends) as of the relevant dividend payment record date. Notwithstanding the foregoing, the Company shall not be required to issue fractional shares of Series I Preferred Stock; the Company may elect, in its sole discretion, independently for each holder, whether such number of shares (on an aggregated basis) will be rounded up to the nearest whole share or whether such holder will be given cash in lieu of any fractional shares. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are declared and shall be payable quarterly, when, as and if declared by the Board of Directors on March 31, June 30, September 30 and December 31 in each year (each a "dividend payment date"), commencing on December 31, 1998. If December 31, 1998 or any other dividend payment date shall be on a day other than a Business Day, then the dividend shall be payable on the next following Business Day. Dividends are payable in arrears to the holders of record of shares of the Series I Preferred Stock, as they appear on the stock records of the Company at the close of business on those dates (each such date, a "dividend payment record date"), not less than 10 days nor more than 60 days preceding the dividend payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series I Preferred Stock shall accrue (whether or not declared) on a daily basis from the Issue Date and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the dividend payment date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on the record date, not less than 10 nor more than 60 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                           (b) The amount of dividends payable for each full
Dividend Period for the Series I Preferred Stock shall be computed by dividing the annual dividend rate by four (rounded to the nearest tenth of a cent). The amount of dividends payable for the initial Dividend Period on the Series I Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series I Preferred Stock, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series I Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holder converts such shares in accordance with Section 7 hereof). Holders of shares of Series I Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or securities, in excess of cumulative dividends, as herein provided, on the Series I Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock which are in arrears.

                           (c) So long as any shares of the Series I Preferred
Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Company ranking, as to dividends, on a parity with the Series I Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series I Preferred Stock for all Dividend Periods terminating on or prior to the date of payment, or setting apart for payment, of such dividends on such parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series I Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series I Preferred Stock, all dividends declared upon shares of the Series I Preferred Stock and all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series I Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series I Preferred Stock and on such other stock bear to each other.

                           (d) So long as any shares of the Series I Preferred
Stock are outstanding, no other stock of the Company ranking on a parity with the Series I Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Series I Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless (i) the full cumulative dividends, if any, accrued on all outstanding shares of the Series I Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series I Preferred Stock and for the current dividend period with respect to any other stock of the Company ranking on a parity with the Series I Preferred Stock as to dividends.

                           (e) So long as any shares of the Series I Preferred
Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Series I Preferred Stock as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case, upon the Common Stock or other stock of the

Company ranking junior to the Series I Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Company ranking junior to the Series I Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Series I Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless, in each case
(i) the full cumulative dividends, if any, accrued on all outstanding shares of the Series I Preferred Stock and any other stock of the Company ranking on a parity with the Series I Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series I Preferred Stock and for the current dividend period with respect to any other stock of the Company ranking on a parity with the Series I Preferred Stock as to dividends.

                  4.       LIQUIDATION PREFERENCE.

                           (a) In the event of any liquidation, dissolution or
winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series I Preferred Stock shall be entitled to receive out of assets of the Company available for distribution to shareholders $14.00 per share (as adjusted for any stock combinations or splits with respect to the Series I Preferred Stock) plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (collectively, the "Liquidation Preference") before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Company ranking junior to the Series I Preferred Stock upon liquidation, dissolution or winding up of the Company and no payments or distributions of any assets of the Company shall be made to the holders of any class or series of stock ranking on a parity with the Series I Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there shall likewise be paid at the same time to the holders of the Series I Preferred Stock a like proportionate amount determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series I Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series I Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to the liquidation, dissolution or winding up, on a parity with the Series I Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series I Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series I Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more corporations or other entities, (ii) a sale, lease, exchange or transfer of all or any part of the Company's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up of the Company, voluntary or involuntary.

                           (b) Subject to the rights of the holders of shares of
any series or class of stock ranking on a parity with the Series I Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Series I Preferred Stock, as provided in this Section 4, any other series or class or classes of stock ranking junior to the Series I Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series I Preferred Stock shall not be entitled to share therein.

                           (c) Written notice of any liquidation, dissolution or
winding up of the Company, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Series I Preferred Stock at their respective addresses as the same shall appear on the books of the Transfer Agent.

                  5.       REDEMPTION.

                           (a) Except as provided in Section 5(b) hereof, the
shares of Series I Preferred Stock may not be redeemed by the Company prior to such date as the Closing Price of the Company's Common Stock is $28.00 or more per share for 30 consecutive Trading Dates, on or after which the Company, at its option, may redeem the shares of the Series I Preferred Stock, in whole or in part, at any time or from time to time out of funds legally available therefor, subject to the notice provisions and provisions for partial redemption described below, at a price equal to $14.00 per share (as adjusted for any stock combinations or splits with respect to the Series I Preferred Stock) plus a cash amount equal to accrued and unpaid dividends, if any, to (and including) the date of redemption.

                           (b) The Company shall redeem all outstanding shares
of the Series I Preferred Stock on November 17, 2003 at a price of $14.00 per Share (as adjusted for any stock combinations or splits with respect to the Series I Preferred Stock), plus accrued and unpaid dividends.

                           (c) In the event the Company shall redeem shares of
Series I Preferred Stock pursuant to Section 5(a) or 5(b) hereof, notice of such redemption shall be given not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series I Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) the then current conversion price; (vi) that dividends on the shares to be redeemed shall cease to accrue on such redemption date and (vii) that shares of Series I

Preferred Stock called for redemption may be converted at any time prior to the close of business on the date of redemption. Notice having been given as aforesaid, from and after the redemption date, unless the Company shall be in default in providing money for the payment of the redemption price (including any accrued and unpaid dividends to (and including) the date fixed for redemption), (i) dividends on the shares of the Series I Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall be deemed no longer outstanding, and (iii) all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the moneys payable upon redemption without interest thereon) shall cease. The Company's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Company shall deposit with a bank or trust company having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of Series I Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so deposited and unclaimed at the end of three years from such redemption date shall be released or repaid to the Company, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series I Preferred Stock so called for redemption shall look only to the Company for payment of the redemption price.

                  (d) Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable redemption price aforesaid. If fewer than all the outstanding shares of Series I Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares of Series I Preferred Stock not previously called for redemption by lot or pro rata (as near as may be). If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (e) Notwithstanding the foregoing, if notice of redemption has been given pursuant to this Section 5 and any holder of shares of Series I Preferred Stock shall, prior to the close of business on the redemption date, give written notice to the Company pursuant to Section 7(b) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then the conversion of such shares to be redeemed shall become effective as provided in Section 7.

                  6. SHARES TO BE RETIRED. All shares of Series I Preferred Stock purchased, redeemed, exchanged or converted by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

                  7. CONVERSION. Holders of shares of Series I Preferred Stock shall have the right to convert all or a portion of such shares (including fractions of such shares) into shares of Common Stock, as follows:

                           (a) Subject to and upon compliance with the
provisions of this Section 7, a holder of shares of Series I Preferred Stock shall have the right, at such holder's option, at any time (except that, with respect to any shares called for redemption or exchange, such right shall terminate at the close of business on the date fixed for redemption or exchange of such shares) to convert any of such shares (or fractions thereof) into the number of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) obtained by dividing the aggregate liquidation preference of the shares to be converted by the Conversion Price and by surrender of such shares, such surrender to be made in the manner provided in
Section 7(b). Subject to the following provisions of this Section 7(a), any shares of Series I Preferred Stock may be converted, at the option of its holder, in part into Common Stock under the procedure set forth above. If a part of a share of Series I Preferred Stock is converted, then the Company will convert such share into the appropriate number of shares of Common Stock (subject to Section 7(c)). No fractional shares or securities representing fractional shares of Common Stock will be issued upon conversion; in lieu of fractional shares of Common Stock, the Company will pay a cash adjustment based upon the Closing Price of the Common Stock at the close of business on the first Trading Date preceding the date of conversion.

                           (b) In order to exercise the conversion right, the
holder of each share of Series I Preferred Stock (or fraction thereof) to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent, which shall initially be the Company, accompanied by funds, if any, required by the last paragraph of this Section 7(b), and shall give written notice to the Company in the form set forth on the reverse of the stock certificates for the Series I Preferred Stock that the holder thereof elects to convert such Series I Preferred Stock or a specified portion thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by funds in an amount sufficient to pay any transfer or similar tax resulting from the issuance of certificates in a name other than the name of the holder of the Series I Preferred Stock. Each share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series I Preferred Stock is registered, be duly endorsed by, or be accompanied by instruments of transfer (in each case, in form satisfactory to the Company), duly executed by the holder or such holder's duly authorized attorney.

                           As promptly as practicable after the surrender of
certificates for shares of Series I Preferred Stock for conversion and the receipt of such notice and funds, if any, as aforesaid, the Company shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Series I Preferred Stock in accordance with the provisions of this Section 7, a certificate or certificates representing any shares of Series I Preferred Stock not so surrendered for conversion but previously evidenced by the stock certificate representing shares of Series I Preferred Stock surrendered for conversion and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in
Section 7(c).

                           Each conversion shall be deemed to have been effected
immediately prior to the close of business on the date on which the certificates for shares of Series I Preferred Stock shall have been surrendered (accompanied by the funds, if any, required by the last paragraph of this section 7(b)) and such notice shall have been received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby; provided, however, that any surrender on any date when the stock transfer books of the Company shall be closed shall cause the person or persons in whose name or names the certificates are to be issued to become the holder or holders of record thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered. All shares of Common Stock delivered upon conversion of the Series I Preferred Stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issuance thereof.

                           If a Holder shall surrender a share of Series I
Preferred Stock for conversion during the period from the close of business on any dividend payment record date to the close of business on the following dividend payment date, such holder shall nevertheless be entitled to receive the dividend payable on such shares on such dividend payment date notwithstanding the conversion thereof following the close of business on such former dividend payment record date and prior to the close of business on such latter dividend payment date. However, shares of Series I Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the close of business on the corresponding dividend payment date (except shares called for redemption or exchange on a redemption date or exchange date during such period) must be accompanied by payment of an amount equal to the dividend payment for the then current Dividend Period with respect to such share of Series I Preferred Stock presented for conversion on such dividend payment date; provided, however, that no such payment need be made if, at the time of conversion, dividends payable on the shares of Series I Preferred Stock outstanding shall be in arrears for more than 30 days beyond the previous dividend payment date. The dividend payment with respect to shares of Series I Preferred Stock which are called for redemption on a redemption date during the period from the close of business on a dividend payment record date to the close of business on the corresponding dividend payment date shall be payable on such dividend payment date to the holder of record of such shares on the books of the Company at the close of business on the dividend payment record date notwithstanding the conversion of such shares during the period between the close of business on such dividend payment record date and the close of business on such dividend payment date, and the holder of such shares need not make a payment equal to the dividend payment amount upon surrender of such shares for conversion. A holder of shares of Series I Preferred Stock on a dividend payment record date will receive the dividend payable by the Company on such shares of Series I Preferred Stock surrendered for conversion. Except as provided above, the Company shall make no payment or allowances for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

                           (c) In connection with the conversion of any shares
of Series I Preferred Stock, fractions of such shares may be converted; however, no fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series I Preferred Stock. If more than one share (or fraction thereof) shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series I Preferred Stock so surrendered. If any fractional share of Common Stock would otherwise be issuable upon the conversion of a share of Series I Preferred Stock (or fraction thereof), the Company shall make an adjustment therefor in cash (computed to the nearest cent) equal to the Closing Price of Common Stock on the Trading Date immediately preceding the date of conversion multiplied by the fraction of a share of Common Stock otherwise issuable.

                           (d) The Conversion Price shall be adjusted from time
to time by the Company as follows:

                                    (i)  This section intentionally omitted.

                                    (ii) In case the Company shall issue after
         the Issue Date rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of Common Stock at the record date for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by
         (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (2) the number of shares of Common Stock which the aggregate proceeds from the exercise of such rights or warrants for Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (2) the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. In determining whether any rights or warrants entitle the holder of Common Stock to subscribe for or purchase shares of Common Stock at less than such Current Market Price, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be reasonably determined in good faith by the Board of Directors.

                                    (iii) In case the Company shall pay a
         dividend or make a distribution to all holders of its Common Stock after the Issue Date of any shares of capital stock of the Company or its subsidiaries (other than Common Stock, which shall be subject to adjustment pursuant to Section 7(d)(vi)) or evidences of indebtedness of the Company or its subsidiaries or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to in subparagraph (ii) and (vi) of this Section 7(d)), excluding dividends or distributions in connection with the liquidation, dissolution or winding up of the Company and excluding cash dividends referred to in subparagraph (v) of this Section 7(d) then in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) as of such record date of the portion of the capital stock or evidences of indebtedness or assets so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common Stock on such record date. Such adjustment shall become effective immediately, except as provided in
         Section 7(h) below, after the record date for the determination of shareholders entitled to receive such distribution.

                                    (iv) Notwithstanding anything in
         subparagraphs (ii) and (iii) of this Section 7(d), if such rights or warrants shall by their terms provide for an increase or increases (or decrease or decreases) with the passage of time or otherwise in the price payable to the Company upon the exercise thereof, the Conversion Price upon any such increase or decrease becoming effective shall forthwith be readjusted (but, in case of an increase or increases in exercise price, to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same. Upon the expiration or termination of such rights or warrants, if any such rights or warrants shall not have been exercised, then the Conversion Price shall forthwith be readjusted and thereafter be the rate which it would have been had an adjustment been made on the basis that (A) the only rights or warrants issued or sold were those so exercised and they were issued or sold for the consideration actually received by the Company for the granting of all such options, rights or warrants whether or not exercised and (B) the Company issued and sold a number of shares of Common Stock equal to those actually issued upon exercise of such rights, and such shares were issued and sold for a consideration equal to the aggregate exercise price in effect under the exercise rights actually exercised at the respective dates of their exercise. For purposes of subparagraphs (ii) and (iii) of this Section 7(d), the aggregate consideration received by the Company in connection with the issuance of shares of Common Stock or of rights or warrants shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such rights or warrants into shares of Common Stock.

                                    (v) In case the Company shall, by dividend
         or otherwise, at any time distribute to all holders of the Common Stock cash (excluding any cash that is distributed as part of a distribution referred to in subparagraph (iii) of this Section 7(d) or in connection with a transaction to which Section 7(e) applies) in an aggregate amount that, together with (A) the aggregate amount of any other distributions to all holders of the Common Stock made exclusively in cash within the 12 months preceding the date fixed for the determination of shareholders entitled to such distribution and in respect of which no Conversion Price adjustment has been made previously and (B) the aggregate amount of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) as of such date of determination of any other consideration payable in respect of any tender or exchange offer or other purchase by the Company or a subsidiary of the Company for all or any portion of the Common Stock consummated within 12 months preceding such date of determination and in respect of which no Conversion Price adjustment has been made previously, exceeds 5.0% of the product of the Current Market Price per share of Common Stock multiplied by the number of shares of Common Stock outstanding on such date, then in each such case the Conversion Price shall be reduced (but not increased) so that it shall equal the price obtained by multiplying the Conversion Price in effect immediately prior to the close of business on such date of determination by a fraction of which the numerator shall be (x) the product of the Current Market Price per share of Common Stock on such date, multiplied by the number of shares of Common Stock outstanding on such date, less (y) the sum of (i) the aggregate amount of cash to be distributed at such time, (ii) the aggregate amount of any other distributions to holders of Common Stock made exclusively in cash within the preceding 12 months, in respect of which no Conversion Price adjustment has been made previously, and (iii) the aggregate amount of any cash plus the fair market value (determined as aforesaid) of any other consideration payable in respect of any tender or exchange offer or other purchase by the Company or a subsidiary of the Company for all or any portion of the Common Stock within the preceding 12 months, in respect of which no Conversion Price adjustment has been made previously; and the denominator shall be the product of such Current Market Price, multiplied by the number of shares of Common Stock outstanding on such date. Such reduction shall become effective immediately prior to the opening of business on the date after such determination.

                                    (vi) In case outstanding shares of Common
         Stock shall be subdivided into a greater number of shares of Common Stock or in case the Company effects a dividend of Common Stock to the holders of its Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective or the record date of such dividend, as the case may be, shall be proportionately reduced, and, conversely in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                                    (vii) The reclassification of Common Stock
         into securities which include securities other than Common Stock (other than any reclassification upon a consolidation or merger) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be the "date fixed for a determination of shareholders entitled to such distribution" within the meaning of paragraph (iii) of this Section and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (vi) of this Section). Rights or warrants issued by the Company to all holders of the Common Stock that entitle the holders thereof to subscribe for or purchase shares of Common Stock (either initially or under certain circumstances), which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, in each case in clauses
         (i) through (iii) until the occurrence of a specified event or events ("Trigger Event"), shall for purposes of this Section 7(d)(vii) not be deemed issued until the occurrence of the earliest Trigger Event.

                                    (viii) In case a tender or exchange offer or
         other purchase made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall be consummated and such tender or exchange offer or purchase shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) as of the last time (the "Expiration Time") that tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) or the date of such other purchase, as the case may be, that, together with (A) the aggregate amount of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) as of the Expiration Time of any other consideration paid in respect of any other tender or exchange offer or other purchase by the Company or a subsidiary of the Company for all or any portion of the Common Stock consummated within 12 months preceding the Expiration Time and in respect of which no Conversion Price adjustment has been made previously and (B) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the 12 months preceding the Expiration Time and in respect of which no Conversion Price adjustment has been made previously, exceeds 5.0% of the product of the Current Market Price per share of Common Stock immediately prior to the Expiration Time times the number of shares of Common Stock outstanding (including any tendered, exchanged or purchased shares) at the Expiration Time, then in each such case the Conversion Price shall be reduced (but not increased) so that it shall equal the price obtained by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (x) the product of the Current Market Price per share of Common Stock immediately prior to the Expiration Time, multiplied by the number of shares of Common Stock outstanding (including any tendered, exchanged or purchased shares) at the Expiration Time less (y) the sum of (i) the aggregate amount of cash plus the fair market value (determined as aforesaid) of any other consideration payable in respect of such tender or exchange offer or other purchase, (ii) the aggregate amount of any distributions to holders of Common Stock made exclusively in cash within the preceding 12 months, in respect of which no Conversion Price adjustment has been made previously, and (iii) the aggregate amount of any cash plus the fair market value (determined as aforesaid) of any other consideration payable in respect to any other tender or exchange offer or other purchase by the Company or a subsidiary of the Company for all or any portion of the Common Stock within the preceding 12 months, in respect of which no Conversion Price adjustment has been made previously; and the denominator shall be the product of such Current Market Price, multiplied by the number of shares of Common Stock outstanding (excluding any tendered, exchanged or purchased shares) at the Expiration Time. Such reduction shall become effective immediately prior to the opening of business on the date following the Expiration Time; provided, however, that if the number of tendered, exchanged or purchased shares or the aggregate consideration payable therefor has not been finally determined by such opening of business, the adjustment required by this subparagraph (viii) shall be made based upon the number of tendered, exchanged or purchased shares and the aggregate consideration payable therefor as so finally determined.

                                    (ix) No adjustment in the Conversion Price
         shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (ix) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock shall be made when so required. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward). Anything in this Section 7(d) to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 7(d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, distribution of evidences of indebtedness or assets or any other transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended (and any successor provision), hereafter made by the Company to its shareholders shall not be taxable to such shareholders.

                           (e) Subject to the provisions of Section 8, in case
the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, or recapitalization of the Common Stock and excluding any transaction as to which paragraph (d)(iii), (vi) or (vii) of this Section 7 applies) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then each share of the Series I Preferred Stock will thereafter no longer be subject to conversion into Common Stock pursuant to
Section 7, but instead shall be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series I Preferred Stock was convertible immediately prior to such Transaction. The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 7(e) and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series I Preferred Stock which will contain provisions enabling the holders of the Series I Preferred Stock which remains outstanding after such Transaction to convert into the kind and amount of stock, securities or other property (including cash or any combination thereof) which such holder would have been entitled to receive if such holder had held the Common Stock issuable upon conversion of such Series I Preferred Stock immediately prior to such Transaction. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the Series I Preferred Stock shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series I Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Series I Preferred Stock contained in this Section 7. The provisions of this Section 7(e) shall similarly apply to successive Transactions.

                           (f)      If:

                                    (i) the Company shall take any action which
         would require an adjustment in the Conversion Price pursuant to Section 7(d); or

                                    (ii) the Company shall authorize the
         granting to the holders of its Common Stock generally of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                                    (iii) there shall be any reclassification or
         change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Company is a party and for which approval of any shareholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company or any Change in Control (each as defined in Section 8 below) or any Transaction; or

                                    (iv) there shall be a voluntary or
         involuntary dissolution, liquidation or winding up of the Company;

         then, except as provided otherwise in Section 8, the Company shall cause to be filed with the Transfer Agent (if different than the Company) and shall cause to be given to the holders of shares of the Series I Preferred Stock, as promptly as possible, but at least 30 days prior to the applicable date hereinafter specified, a notice stating
         (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, Change in Control, transfer, dissolution, Transaction, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, Change in Control, transfer, dissolution, liquidation or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7(f).

                           (g) Whenever the Conversion Price is adjusted as
herein provided, the Company shall promptly file with the Transfer Agent (if different than the Company) or, if the Transfer Agent is the Company, shall provide to all holders of Series I Preferred Stock an officer's certificate signed by the President or a Vice President and the Chief Financial Officer or the Treasurer setting forth a brief statement of the facts requiring such adjustment and upon which such adjustments are based. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the facts requiring such adjustment and upon which such adjustments are based, the calculation of the Conversion Price adjustment and the date on which such adjustment becomes effective and shall give such notice of such adjustment of the Conversion Price to the holder of each share of Series I Preferred Stock.

                           (h) In any case in which Section 7(d) provides that
an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to Section 7 occurs after such record date but before the occurrence of such event, the Company may defer until the actual occurrence of such event (i) issuing to the holder of any shares of Series I Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 7(c).

                           (i) For purposes of this Section 7, the number of
shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company or any corporation controlled by the Company.

                           (j) Notwithstanding any other provision herein to the
contrary, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts of shares of Common Stock under any such plan shall not be deemed to constitute an issuance of Common Stock. In case of the issuance of any stock of the Company in a reorganization, acquisition or other similar transaction which would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to the holders of Series I Preferred Stock.

                           (k) The Board of Directors may in its discretion,
decrease the Conversion Price to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors determines to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take any such action.

                           (l) The Company shall at all times reserve and keep
available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, sufficient shares of Common Stock to provide for the conversion of the Series I Preferred Stock from time to time as such Series I Preferred Stock is presented for conversion. For purposes of this Section 7(l), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series I Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                           Before taking any action which would cause an
adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Series I Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                           The Company will, pursuant to the Registration Rights
Agreement relating to the Series I Preferred Stock, list the shares of Common Stock required to be delivered upon conversion of the Series I Preferred Stock, prior to delivery, upon each national securities exchange, the NASDAQ National Market or any similar system of automated dissemination of securities prices, if any, upon which the Common Stock is listed at the time of delivery.

                           Prior to the delivery of any securities which the
Company shall be obligated to deliver upon conversion of the Series I Preferred Stock, the Company will use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                           (m) The Company will pay any and all documentary
stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the shares of Series I Preferred Stock (or any other securities issued on account of the Series I Preferred Stock pursuant hereto) or shares of Common Stock issued upon conversion of the Series I Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Series I

Preferred Stock pursuant hereto or shares of Common Stock in a name other than the name in which the shares of Series I Preferred Stock with respect to which such shares of Common Stock are issued were registered and the Company shall not be required to make any issue or delivery unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not required to be paid.

                  8.       SPECIAL CONVERSION RIGHTS UPON CHANGE IN CONTROL.

                           (a) If a Change in Control (as defined below) should
occur with respect to the Company, each holder of shares of the Series I Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the giving of notice by the Company that a Change in Control has occurred, to convert all, but not less than all, of such holder's shares of the Series I Preferred Stock into the kind and amount of cash, securities, property or other assets receivable upon such Change in Control by a holder of the number of shares of Common Stock into which such holder's Series I Preferred Stock would have been convertible immediately prior to the Change in Control at an adjusted conversion price equal to the Special Conversion Price (as defined below). Shares of the Series I Preferred Stock that are not converted as provided above will remain convertible into the kind and amount of cash, securities, property or other assets that the holders of the shares of the Series I Preferred Stock would have owned immediately after the Change in Control if the holders had converted the shares of the Series I Preferred Stock immediately before the effective date of the Change in Control. The Company will notify the holders of the Series I Preferred Stock of any pending Change in Control as soon as practicable and in any event at least 30 days in advance of the effective date of such Change in Control. In the event of a pending Change in Control, the Company (or any successor corporation) shall take all action necessary to provide for sufficient amounts of cash, securities, property or other assets for the conversion of the Series I Preferred Stock as provided herein.

                           (b) If a Change in Control shall occur, then, as soon
as practicable and in any event within five (5) business days after the occurrence of such Change in Control, the Company shall provide notice to each registered holder of a share of Series I Preferred Stock a notice (the "Special Conversion Notice") setting forth details regarding the Special Right of the holders to convert their shares of Series I Preferred Stock as a result of such Change in Control. A holder of a share of Series I Preferred Stock must exercise such conversion right within the 45-day period after the giving of the Special Conversion Notice by the Company or such Special Right shall expire. The conversion date for shares so converted shall be the 45th day after the giving of the Special Conversion Notice or, if the merger, consolidation, reorganization, liquidation or dissolution related to such Change in Control has not become effective within 45 days of the giving of the Special Conversion Notice but becomes effective within 90 days after the giving of the Special Conversion Notice, then on the date of such effectiveness. If such merger, consolidation, reorganization, liquidation or dissolution shall not occur within 90 days after the date on which the Special Conversion Notice is given, the Company shall be required to give a new Special Conversion Notice. Within five Business Days following the conversion date, the Company shall deliver a certificate for the Common Stock together with a check for any fractional shares issuable or the cash, securities, property or other assets receivable by a holder.

Exercise of such conversion right to the extent permitted by law (including, if applicable, Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be irrevocable and no dividends on the shares of Series I Preferred Stock tendered for conversion shall accrue from and after the conversion date.

                           (c)      The Special Conversion Notice shall state:

                                    (i) The event constituting the Change in
         Control;

                                    (ii) the last date upon which holders may
         submit shares of Series I Preferred Stock for conversion at the Special Conversion Price;

                                    (iii)   the Special Conversion Price;

                                    (iv) the Conversion Price then in effect
         under Section 7 and the continuing conversion rights, if any, under
         Section 7;

                                    (v) the name and address of any paying agent
         and conversion agent;

                                    (vi) that holders who wish to convert shares
         of Series I Preferred Stock must satisfy the requirements of Section 7 and must exercise such conversion right within the 45-day period after giving of such notice by the Company;

                                    (vii) that exercise of such conversion right
         shall be irrevocable and no dividends on shares of Series I Preferred Stock tendered for conversion shall accrue from and after the conversion date; and

                                    (viii) that the consideration to be received
         shall be delivered within the five Business Days after the last date upon which holders may submit Series I Preferred Stock for conversion.

                           (d) (i) As used herein, a "Change in Control" with
respect to the Company means (A) the acquisition by a person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, (excluding, for this purpose, the Company or any of its subsidiaries and any of Thomas Russell, The AER Trust 1997, Robert Louis-Dreyfus, Gallium Enterprises, Inc. and Reuben Richards which acquires beneficial ownership of voting securities of the Company) of securities of the Company that result in such person, entity or group having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (x) 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors or (y) 35% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, unless Thomas Russell, The AER Trust 1997, Robert Louis-Dreyfus, Gallium Enterpises, Inc. and Reuben Richards collectively beneficially own a greater percentage than such person, entity or "group"; (B) approval by the shareholders of the

Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities (a "Control Transaction"); or (C) approval of the Board of Directors and, if required, of the shareholders of the Company of a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the sale of all or substantially all of the assets of the Company.

                                    (ii) As used herein, a person shall be
         deemed to have "beneficial ownership" with respect to, and shall be deemed to "beneficially own," any securities of the Company in accordance with the definitions of such terms in Section 13 of the Exchange Act and rules and regulations (including Rule 13d-3, Rule 13d-5, and any successor rules) promulgated by the Securities and Exchange Commission thereunder; PROVIDED, HOWEVER, that a person shall be deemed to have beneficial ownership of all securities that any such person has a right to acquire whether such right is exercisable immediately or only after the passage of time and without regard to the 60-day limitation referred to in Rule 13d-3.

                                    (iii) As used herein, the "Market Value" of
         a share of the Common Stock shall be the average of the Closing Prices of the Common Stock for the five Trading Dates ending on the last Trading Day preceding the date of the Change in Control provided that, in the event the Change in Control was not announced at least ten (10) Trading Dates prior to its occurrence, then five Trading Dates ending ten (10) Trading Dates after a public announcement of such Change in Control.

                                    (iv) As used herein, the "Special Conversion
         Price" shall mean the lower of the Market Value of the Common Stock or $14.00 per share (which amount will, each time the Conversion Price is adjusted, be likewise adjusted).

                  9. REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL.

                           (a) Upon the occurrence of a Change in Control (as defined in Section 8(d)) each holder of Series I Preferred Stock shall have the right (the "Repurchase Right") to require the Company to repurchase all of such holder's Series I Preferred Stock, or any portion thereof which is 100 shares or any integral multiple thereof at a price equal to 101% of the liquidation preference of the Series I Preferred Stock, plus accrued and unpaid dividends, if any, to the Repurchase Date. Such repurchase shall occur on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below). The Company will give a notice containing the information set forth in Section 9(b) below (the "Company Notice") to all holders within five (5) business days following any Change in Control, and the Company will purchase all tendered shares of Series I Preferred Stock by making payment of 101% of the liquidation preference plus accrued and unpaid dividends, if any, on the Repurchase Date. The Company shall promptly deliver a copy of the Company Notice to the Transfer Agent and shall cause a copy of such notice to be published in the Wall Street Journal or another newspaper of national circulation. The Company intends not to treat for tax purposes the Preferred Stock as having a redemption premium which is required to be treated as distributed pursuant to Section 305(c) of the Internal Revenue code.

                           (b)      The Company Notice shall state

                                    (i) that a Change in Control has occurred
         and that each holder has the right to require the Company to repurchase such holder's shares of Series I Preferred Stock for cash at a price equal to 101% of the liquidation preference of the Series I Preferred Stock, plus accrued and unpaid dividends, if any, to the Repurchase Date and the amount of such repurchase price;

                                    (ii) the circumstances and relevant facts
         regarding the Change in Control;

                                    (iii) the Repurchase Date and the
         instructions a holder must follow in order to have such holder's securities repurchased in accordance with this Section 9.

                                    (iv) that any shares of Series I Preferred
         Stock not tendered will continue to accrue dividends.

                                    (v) that on the Repurchase Date any share of
         Series I Preferred Stock tendered for payment pursuant to the terms hereof and for which money sufficient to repurchase the shares of Series I Preferred Stock has been deposited by the Company as required by Section 9(c) hereof, shall cease to accrue dividends after the Repurchase Date;

                                    (vi) that holders electing to have shares of
         Series I Preferred Stock repurchased pursuant to this Section 9 will be required to surrender such shares, duly endorsed for transfer, together with irrevocable notice of such holder's intent to exercise such Repurchase Right, to the Company at the address specified in the Company Notice on or prior to the close of business on the 35th day after the date the Company's Notice is given; and

                                    (vii) such other information as may be
         required by applicable law or regulations;

PROVIDED that no failure of the Company to give the foregoing notices and no defect therein shall limit the holder's Repurchase Right or affect the validity of the proceedings for the repurchase of the shares of Series I Preferred Stock pursuant to this Section 9.

                           (c) Following a Change in Control, the Company shall
accept for payment shares of Series I Preferred Stock properly tendered pursuant to this Section 9. Prior to the Repurchase Date, the Company shall deposit with a bank or trust company having a capital and surplus of at least $50,000,000, funds sufficient to pay the redemption price for all shares of Series I Preferred Stock tendered and shall deliver, or cause to be delivered to such bank or trust company, the shares of Series I Preferred Stock properly tendered pursuant to this Section 9 and accepted together with an officer's certificate describing the shares of Series I Preferred Stock so tendered to and being purchased by the Company. On the Repurchase Date, the bank or trust company shall, to the extent that monies deposited with such bank or trust company are available therefor, give to the holders of shares of Series I Preferred Stock so tendered and accepted payment in an amount equal to the redemption price and, as soon as possible after such payment, the bank or trust company shall cancel the shares of Series I Preferred Stock so tendered and accepted. The Company will publicly announce the results of the Change in Control tender offer as soon as practicable after the Repurchase Date. The Company will issue to holders whose shares of Series I Preferred Stock are purchased only in part new shares of Series I Preferred Stock equal in principal amount to the unpurchased portion of the shares of Series I Preferred Stock surrendered.

                           (d) Notwithstanding the foregoing, in repurchasing
the shares of Series I Preferred Stock pursuant to this Section 9, the Company will comply with all applicable tender offer rules, including but not limited to Sections 13(e) and 14(e) under the Exchange Act and Rules 13c-1 and 14c-1 thereunder.

                  10. RANKING. Any class or classes of stock of the Company shall be deemed to rank:

                                    (i) prior to the Series I Preferred Stock,
         as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution winding up, as the case may be, in preference or priority to the holders of Series I Preferred Stock.

                                    (ii) on a parity with the Series I Preferred
         Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series I Preferred Stock, if the holders of such class of stock and the Series I Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amount of accrued and unpaid dividends per share or liquidation prices, without preference or priority of one over the other, and

                                    (iii) junior to the Series I Preferred
         Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Series I Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

                  11.      VOTING.

                           (a)(i) Except as herein provided or as otherwise from
time to time required by law, holders of Series I Preferred Stock shall have one vote per share of Common Stock issuable upon conversion thereof on all matters submitted to the holders of the Common Stock, and shall vote with the Common Stock as a single class. Whenever, at any time or times, dividends payable on the shares of Series I Preferred Stock shall be cumulatively in arrears in an amount equal to or greater than the amount payable in respect of six complete Dividend Periods; the holders of Series I Preferred Stock shall have the exclusive right, voting separately as a class to elect two directors of the Company at the Company's next annual meeting of shareholders and at each subsequent annual meeting of shareholders until such dividends have been paid. If such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of shareholders, thereupon the holders of the shares of Series I Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of Series I Preferred Stock as set forth in paragraphs (ii) and (iii) of this Section 11(a). At elections for such directors, each holder of Series I Preferred Stock shall be entitled to one vote for each share held by such holder. Upon the vesting of such right of the holders of the Series I Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two, the size of the Board of Directors shall automatically be increased by two directors and the two vacancies so created shall be filled by vote of the holders of outstanding Series I Preferred Stock as hereinabove set forth. The right of holders of the Series I Preferred Stock, voting separately as a class, to elect members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on the Series I Preferred Stock shall have been paid, or declared and funds or additional shares of Series I Preferred Stock set aside for payment in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every such subsequent default. Notwithstanding the foregoing, in the event the holders of Preferred Stock are entitled to elect a director as provided in Section 11(b), the number of directors which the holders of the Series I Preferred Stock may elect pursuant to this Section 11(a) shall be one, and the number of directors which the holders of the Series I Preferred Stock may elect pursuant to Section 11(b) shall be one.

                                    (ii) Whenever such voting right shall have
         vested, such right may be exercised initially either, as provided in
         Section 11(a)(i) or 11(b), at a special meeting of the holders of shares of the Series I Preferred Stock called as hereinafter provided, or at any annual meeting of shareholders held for the purposes of electing directors, and thereafter at such meetings or by the written consent of such holders pursuant to the Business Corporation Act of the State of New Jersey.

                                    (iii) At any time when such voting rights
         shall have vested in the holders of shares of the Series I Preferred Stock and if such right shall not already have been initially exercised, an officer of the Company shall, upon the written request of holders of record of 10% or more of shares of the Series I Preferred Stock then outstanding, addressed to the Chief Financial Officer of the Company, call a special meeting of holders of shares of the Series I Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Company or, if none, at a place designated by the Chief Financial Officer of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Chief Financial Officer of the Company, or within 30 days after giving notice, then the holders of record of 10% of the shares of the Series I Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at the location requested by the person calling the meeting. Any holder of shares of the Series I Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock record books of the Company for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of shareholders.

                                    (iv) The directors elected pursuant to this
         Section 11(a) shall serve until the earlier of (A) the next annual meeting or until their respective successors shall be elected and shall qualify or (B) the date that the Company has paid all accrued and unpaid dividends on the Series I Preferred Stock. Any director elected by the holders of Series I Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of the Series I Preferred Stock, as applicable, voting as a separate class, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and By-laws of the Company; provided, that upon payment of all accrued, but unpaid dividends, such person shall automatically and without further action cease to be members of the Company's Board of Directors. If the office of any director elected by the holders of the Series I Preferred Stock, as applicable, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of the Series I Preferred Stock may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of the Series I Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of the Series I Preferred Stock shall terminate immediately. Whenever the terms of office of the directors elected by the holders of the Series I Preferred Stock shall so terminate and the special voting powers vested in the holders of the Series I Preferred Stock shall have expired, the number of directors shall be such number as may be provided for pursuant to the By-laws of the Company irrespective of any increase made pursuant to the provisions of this Section 11.

                           (b) Until such time as there are outstanding a number
of shares of Series I Preferred Stock less than that number of shares equal to two-thirds of the number of shares of Series I Preferred Stock issued in November 1998 to Hakuto Co., Ltd., Union Miniere, Inc. and Uniroyal Technology Corporation (as adjusted for any stock combinations or splits with respect to such shares) (the "Threshold Amount"), if the Company materially breaches a substantive provision of one of the Strategic Agreements (as defined below), the holders of Series I Preferred Stock who are a party to one or more of the Strategic Agreements that have been breached by the Company shall collectively have the right, voting separately as a class, to elect one director of the Company at the Company's next annual meeting of the shareholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date of the prescribed annual meeting of shareholders, such holders of the shares of Series I Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of the shares of Series I Preferred Stock as set forth in Sections 11(a)(ii) and
(iii). At such elections for directors, each such holder of Series I Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such right of the holders of Series I Preferred Stock, the maximum authorized number of members of the Board shall automatically be increased by one, the size of the Board of Directors shall automatically be increased by one director and the one vacancy so created shall be filled by vote of the holders of Series I Preferred Stock as hereinabove set forth. The right of holders of Series I Preferred Stock, voting separately as a class, to elect a member of the Board of Directors pursuant to this Section 11(b) shall continue until the earlier of (i) the cure of each material breach giving rise such right or (ii) the date that less than the Threshold Amount of shares of Series I Preferred Stock is outstanding. As used herein the term "Strategic Agreements" shall mean the following agreements as each may be amended and any material agreements related thereto: distributorship agreements with Hakuto Co., Ltd.; the Joint-Venture Agreement between the Company and Union Miniere Inc., the Limited Liability Company Agreement of Umcore LLC, the Management and Services Agreement between Umcore LLC and the Company, the Party IP License Agreement between the Company and Umcore LLC, the New Application License Agreement between the Company and Umcore LLC, the Amended and Restated Joint Venture Agreement, dated November 1998 among the Company, Uniroyal Technology Corporation and Uniroyal Optoelectronics, Inc. and the Amended and Restated Technology License Agreement, dated November 1998 among the Company, Uniroyal Technology Corporation and Uniroyal Optoelectronics, Inc.

                           (c) So long as any shares of the Series I Preferred
Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series I Preferred Stock outstanding at the time, given in person or by proxy either in writing (as permitted by law and the Certificate of Incorporation and By-laws of the Company) or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

                                    (i) the authorization, creation or issuance,
         or any increase in the authorized or issued amount of any class or series of stock, or any security convertible into stock of such class or series, ranking prior to or on parity with the Series I Preferred Stock (including the authorization or issuance of additional shares of Series I Preferred Stock other than issuances of Series I Preferred Stock as a dividend on any then outstanding shares of Series I Preferred Stock) as to dividends or the distribution of assets upon liquidation, dissolution or winding up;

                                    (ii) the amendment, alteration or repeal,
         whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation

         (including this Certificate) or the Bylaws of the Company which would adversely affect any right, preference, privilege or voting power of the Series I Preferred Stock or of the holders thereof; provided, however, that the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking junior to the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; or

                                    (iii) the authorization of any
         reclassification of the Series I Preferred Stock.

         The unanimous consent of the Series I Preferred Stock is required to modify or eliminate the mandatory redemption provisions in Section 5(b) hereof. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series I Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, scheduled to be consummated within three months after such time.

                  12. PREEMPTIVE RIGHTS. Subject to Section 12(d), for so long as at least the Threshold Amount of shares of Series I Preferred Stock is outstanding, each time the Company proposes to sell shares of its capital stock or options, warrants or other rights to buy capital stock for cash, the Company shall also make an offering of such securities to the holders of Series I Preferred Stock in accordance with the following provisions:

                           (a) The Company shall deliver a notice to each holder
of Series I Preferred Stock stating the number of securities to be offered and the price and the terms on which it proposes to offer such securities. Such notice shall be sent to the addresses set forth in the records of the Company.

                           (b) Each holder of Series I Preferred Stock may elect
to purchase, at the price and on the terms specified in the notice, up to its Pro Rata Portion of such securities by delivering written notice of such election to the Company within 14 calendar days of the giving of such notice. Such election to purchase shall state that it is a binding commitment to purchase the securities. "Pro Rata Portion" shall mean the number of securities determined by multiplying the number of securities subject to the notice in
Section 12(a) above by a fraction the numerator of which is the number of shares of Series I Preferred Stock held by such holder and the denominator of which is the number of shares of Series I Preferred Stock held by all holders provided, however, that if any of the holders of Series I Preferred Stock shall not elect to purchase their full Pro Rata Portion, the Pro Rata Portion of each holder electing to purchase its full Pro Rata Portion (without giving effect to this oversubscription adjustment) shall be increased by a proportionate amount of such unsubscribed shares.

                           (c) Any shares referred to in the notice that are not
elected to be purchased as provided in subsection (b) above may, during the 180-day period thereafter, be offered by the Company to any other person or persons at a price not less than, and on terms not materially more favorable to the offeree than, those specified in the notice.

                           (d) The preemptive rights set forth in this Section
12 shall not be applicable to the issuance of (i) securities to directors, officers, or employees of the Company as a form of compensation or in connection with their initial employment, (ii) shares of common stock issuable upon exercise of any options or warrants, (iii) capital stock in connection with a merger, acquisition, plan of exchange or consolidation of another company, (iv) capital stock in connection with a joint venture, (v) securities pursuant to a registration statement filed pursuant to the Securities Act with the Securities and Exchange Commission, (vi) Common Stock or other securities issued upon conversion of the Series I Preferred Stock or (vii) Series I Preferred Stock issued as a dividend on the Series I Preferred Stock.

                  13. RECORD HOLDERS. The Company and the Transfer Agent may deem and treat the record holder of any shares of Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

                  14. NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Company as contemplated in Section 7(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the giving of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: if to the Company, to its offices at 394 Elizabeth Avenue, Somerset, New Jersey 08873, Attention: Chief Financial Officer, or other agent of the Company designated as permitted by this Certificate, or, if to any holder of the Series I Preferred Stock, to such holder at the address of such holder of the Series I Preferred Stock as listed in the stock record books of the Company (which may include the records of any Transfer Agent for the Series I Preferred Stock); or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given, provided, that, any notice given to Hakuto Co., Ltd. shall be given by facsimile at the facsimile number provided to the Company followed by a confirmation copy by mail, postage prepaid.